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                                                                   Exhibit 10.19

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                        SUPPLY AND DISTRIBUTION AGREEMENT
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1.            PARTIES

                  This Agreement is made between

                  VIRAGEN (EUROPE) LTD. having its principal address at 865 SW 78th Avenue, Suite 100, Plantation, FL 33324 and VIRAGEN (SCOTLAND) LTD. having its principal address at Pentland Science Park, Bush Loan, Peniculk, Midlothian EH260 PPZ, UNITED KINGDOM,

                  hereinafter referred to as "the Company" and

                  TRADEWAY INCORPORATED, 187 W. Orangethorpe, Suite 1, Placentia, CA 92870 and with offices in Taipei, Taiwan at 13 Lane 199, Section 6, YenPing North Road, Taipei, Taiwan 111.

                  hereinafter referred to as "the Distributor".

2.            PURPOSE

                  The purpose of this Agreement is to grant the Distributor the exclusive right to market, sell and distribute the Product within the Territory as defined in Exhibit A and in accordance with the terms and conditions expressed herein.

3.            DEFINITIONS

                  In this Agreement, each time the following terms are used with initial capitals, their meanings shall be as specified hereunder.

                  - "Affiliated Companies" shall mean, in relation to a given company, any company which, directly or indirectly, controls, is controlled by or is under common control with such company.

                  - "Batch" and "Lot" shall mean a defined quantity of the Product which has been produced during a defined cycle of manufacture, and which is identified by a unique production number.

                  - "Contract Year" shall mean any period of l2 (twelve) consecutive calendar months following the Effective Date, as defined hereunder, or anniversary thereof.

                  - "Distribution Record" shall mean the record sheet detailing every shipment of the Product made by the Distributor to any of its customers including, but not limited to, the customer's name, address, batch number, number of bottles and date of shipment.

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                  -   "Effective Date" shall mean the first day of the month
                      following the month during which the Distributor is granted the "Product License", hereinafter "PL", as here-under defined.

                  -   "Parties" shall mean the Company and the Distributor.

                  -   "Party" shall mean either the Company or the Distributor.

                  - "PL" shall mean the Product License (or authorization under a physician prescription/named patient program) granted by the competent medical authorities of Taiwan for allowing the sale and distribution of the Product in the Territory.

                  - "Price" shall mean the price of the Product as described in Exhibit B.

                  - "Product" shall mean Interferon Alfanative(R) as chemically described and with the specification given in Exhibit C as modified from time to time according to the provisions of Exhibit B.

                  - "Recall Operation" shall mean the operation for recalling the Product if it is suspected or known to be defective.

4.            APPOINTMENTS

                  The Company hereby appoints the Distributor as its exclusive Distributor for the Product in the Territory (as defined in Exhibit A) and Distributor hereby accepts such appointment in accordance with the terms and conditions herein expressed.

5.            PRODUCT PURCHASE AND SUPPLY COMMITMENTS

5.1 Distributor and Company agree to the purchase and supply of the following U.S. Dollar purchase and sales of Product over the initial term of this Agreement per the following Performance Schedule, subject to the terms and conditions herein expressed:

                  ------------------------------------------------------------------------------------------
                                                    PERFORMANCE SCHEDULE
                  ------------------------------------------------------------------------------------------
                                                                                        ESTIMATED PURCHASE
                                                                                        AND SALES IN U.S.
                          PERIOD                            DURATION                         DOLLARS
                  ----------------------- -------------------------------------------- ---------------------

                  Initial Period          First Consecutive 12 to 18 Months                  $5 Million
                  ----------------------- -------------------------------------------- ---------------------
                  First Period            Second Consecutive 12 to 18 Months                $50 Million
                  ----------------------- -------------------------------------------- ---------------------
                  Second Period           Third Consecutive 12 Months                       $50 Million
                  ----------------------- -------------------------------------------- ---------------------
                  Third Period            Fourth Consecutive 12 Months                      $50 Million
                  ----------------------- -------------------------------------------- ---------------------
                  Fourth Period           Fifth Consecutive 12 Months                       $50 Million
                  ----------------------- -------------------------------------------- ---------------------
                  Fifth Period            Sixth Consecutive 12 Months                       $50 Million
                  -------------------------------------------------------------------- ---------------------
                                                                                Total      $255 Million
                                                                                           ============
                  ------------------------------------------------------------------------------------------

                  * Fifth Period (and any portion thereof) is operative if less than 18 months is achieved in either the First and/or Second Periods.

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5.2               Distributor will initiate a 200 patient hepatitis C clinical evaluation immediately after receipt of initial shipment of Product. Distributor will pay for all materials (including Product), costs and expenses incurred for clinical evaluations. The Company agrees to provide Distributor with a ten percent (10%) discount on the agreed pricing of the Product up until the equivalent cost of the 200 patients' material (Product) has been absorbed after which the full price shall be paid by the Distributor.

6.            MEDICAL REGISTRATION


6.1 The Distributor shall take any and all necessary measures in order to obtain and maintain appropriate approvals from the Taiwanese regulatory authorities which shall include, but not be limited to, a PL and authorization to distribute the Product within Taiwan. All costs and expenses associated with obtaining regulatory approval and the necessary permits to sell the Product in the Territory shall be borne by the Distributor (as described in Exhibit A).

6.2 If the PL is not obtained within eighteen (18) months from the date of the last signature to this Agreement, Viragen shall have the right to terminate the Agreement according to the conditions contained in Article 11 below.

6.3 The Distributor shall pay all regulatory and governmental registration fees, all the annual registration maintenance fees and other fees required for the sale of the Product as promulgated by any local, regional or national governmental authority.

6.4 In the event the Company is not free to disclose to the Distributor any information required by the responsible regulatory or other authorities, the Company shall be obliged to make such secret information available to the authorities on the Distributor's behalf at its own cost and expense.

6.5 The Company shall receive two (2) copies of all registration certificates, documentation for reimbursement and any other data or documentation forthwith upon their issuance. The Distributor specifically agrees to provide the Company with copies of all correspondence with the registration authorities as well as any and all government agencies. Each party shall furnish the other with information on any observed unexpected side effects, injury, toxicity or sensitivity reaction associated with the clinical use, studies, investigations or tests of the Product in accordance with Exhibit D, which contains a sub-agreement.

6.6 Distributor will at its own cost register the Product in Taiwan and the Company will be the owner of the Registration in accordance with the existing rules of the Taiwanese law. Tradeway will complete the Registration of the Product in Taiwan within six (6) months or earlier from the date of the last signature to this Agreement.

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7.            COMPETITION, REPORTS, FORECASTS, INFORMATION AND INVENTORY


7.1           Obligation Not to Compete

                  The Company shall refrain from selling the Product in the Territory and shall not grant nor appoint any other person or entity as Distributor of the Product in the Territory.

                  The Distributor shall not manufacture, sell or distribute any interferon or other products which compete with the Product. The Distributor may, however, continue its business activities with respect to such products as it sells or distributes on the date of signing this agreement as reflected in Exhibit E. The Distributor may nominate a Sub-Distributor upon submission of a request for approval and a copy of the draft Sub-Distributor Agreement which shall be submitted to the Company for its approval. No Sub-Distributor agreement shall be valid without the written approval of the Company.

                  From the date of this agreement, Distributor shall not distribute, directly or indirectly, any products containing the same active ingredients as the Product.

                  The Distributor hereby warrants that it shall not seek customers for the Product outside the Territory, sell the Product outside the Territory, or establish any branch or maintain any distribution depot outside the Territory. The Sub-Distributor Agreement shall require the Sub-Distributor to so warrant and the Distributor shall be accountable to the Company for enforcing this provision.

                  The Distributor shall not have the right to produce the active ingredient of the Product.

7.2           Reports and Agreements

                  The Distributor agrees to furnish the Company each calendar quarter, or at such intervals as agreed upon by the Company and the Distributor, with a true and accurate report on all sales of the Product in the Territory, as specified herein. The Distributor agrees to also furnish the Company with copies of all agreements, brochures, pamphlets and documents which may relate to the Product including those developed, produced or used by the Distributor in connection with the sale of the Product. The Distributor agrees not to use any such material without the Company's prior written approval. Upon submission, the Company agrees to respond promptly without any unnecessary delay and consent shall not be unreasonably withheld.

                  At any time upon reasonable request of the Company, Distributor agrees provide the Company with information, including but limited to, selling prices, market trends, competitive environment and competitor's prices, technical or commercial information useful for the adaptation of the Product to market requirements. Distributor agrees to send to the Company a quarterly report on market developments in the Territory and Distributor's sales progress relating to the Product.

                  At any time and upon reasonable request of the Company, Distributor shall permit the Company's representative(s) to accompany Distributor's representative(s) on visits made to customers in order to have the Company better acquainted with the specificity of the market for the Product in the Territory. The Company agrees not to circumvent the Distributor during the term hereof and any renewal.

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7.3           Forecasts

                  Following PL approval, the Distributor shall submit to the Company each calendar quarter during each calendar year a rolling forecast for the following 4 (four) quarters showing the planned purchase quantities of the Product. The Distributor shall place its firm orders for the Product for the following quarter with the rolling forecast. Before approval by the Company, the Distributor shall submit each month a rolling forecast for the following twelve months connected to firm orders for the Product for the following quarter.

7.4           Information

                  The Company shall provide the Distributor with all presently available data, information and documents necessary for the carrying out of this Agreement, including technical documents and advertising material.

7.5           Inventory

                  The Distributor shall buy and maintain, at his own cost, an inventory of the Product equaling no less than the amount forecasted for the following quarter and see to it that the Product is kept in good condition and that all reasonable precautions are taken to prevent its deterioration at its own cost, expense and liability.

8.            THE DISTRIBUTOR


8.1           Independency

8.1.1         For Its Own Account

                  The Distributor shall buy and sell the Product in its own name and for its own account and act in all respects as an independent contractor. The Distributor shall organize the distribution of the Product in such a manner as to most effectively promote the sale of the Product and maintain a level of product support necessary for the proper selling, marketing and distribution of the Product.

8.1.2         Independent Contractor

                  This Agreement does not designate the Distributor to be the agent, partner or legal representative of the Company for any purpose whatsoever, and the business con-ducted by the Distributor pursuant to this Agreement with third parties shall be wholly at the Distributor's own risk and account as an independent contractor.

                  The Distributor is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company or to bind the Company in any manner whatsoever.

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8.2           Unfair Competition and Infringement of Rights

                  The Distributor shall inform the Company of all acts of unfair competition and of all infringement of patents, trade mark, trade names, or similar rights of the Company which have come to its attention to the extent that the rights of the Company have been violated. If requested by the Company, the Distributor shall assist the Company at the Company's expense in any action or litigation involving such acts or infringements.

8.3           Distribution Records

                  In order to enable the Company to comply with the requirements of the European Code of Good Manufacturing Practice (Volume IV of the Rules Governing Medical Products in the European Community), the Distributor shall keep Distribution Records for each Batch of the Product sold to the customers. This information shall be made available to the Company in case of Recall Operation or upon request, within two working days, by sending a fax, confirmed by a letter, to:

                  BioNative AB                        Viragen (Scotland) LTD.
                  Tvistevagen 48                      Pentland Science Park
                  S-907 36 Umea                       Bush Loan, Peniculk
                  Sweden                              Midlothian EH260 PPZ
                                                      United Kingdom

                  Tel no:   46-90-172250              Tel no:   44-131-445-6268
                  Fax no:   46-90-193736              Fax no:   44-131-445-6269

9.            CONDITIONS OF SALE

9.1           Purchase Orders

                  The Distributor shall present all orders for the Product to be purchased under this Agreement to the Company together with adequate delivery instructions and pre-payment. Orders presented by the Distributor shall bind the Company only after written confirmation of acceptance thereof by the Company.

9.2           Price Guidelines

9.2.1         Price and Conditions

                  The Distributor shall purchase the Product at prices and on conditions set forth by the Company from time to time in Exhibit B. Notwithstanding the above, the Company shall be entitled to change any Product Price at any time subject to giving Distributor six (6) months prior written notice.

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

9.2.2         Payment Terms

                  The Distributor shall pay the Company for the Product supplied according to payment terms as set forth in Exhibit B.

9.3           Advertising and Promotion

9.3.1         Best Efforts

                  The Distributor shall use its best efforts and diligence in promoting and initiating effectively the sales of the Product throughout the whole of its Territory.

9.3.2         Advertising and Promotional Activities

                  The Distributor shall ensure the advertising and the promotion of the Product and, to a reasonable extent, the participation in conventions, trade shows and exhibitions held in the Territory. The costs of advertising and promotion are to be borne by the Distributor. All advertising and promotional copy shall be submitted to the Company for its written approval prior to release.

9.3.3         Conformity with Applicable Laws

9.3.4. The Distributor shall be responsible for any advertising and promotional material for the Product and for their conformity with applicable laws and regulations.


9.3.5 Thirty (30) days before the first delivery takes place, Distributor shall provide the Company with the art works of:

                  -   the carton
                  - the labels for the Product and the cardboard box per the models communicated by the Company to the Distributor, and the leaflets to be packed with the Product all of which shall be approved by the Company.


9.3.6 Before approval, the Company will deliver the Product in ampoules of 3 and 6 MIU, labeled with English text indicating batch numbers and expiration date, packed in plastic trays, each containing five ampoules.

9.3.7 Distributor shall be responsible for delivering copy of any text in Chinese that may be required under law, rule or regulation.

10.           GENERAL PROVISIONS


10.1          Trade Secrets

                  The Distributor shall not, even after the expiration of this Agreement, use or communicate to any third party any trade secrets which the Distributor has come to know in one way or another through its work for the Company. The obligation shall cease at the end of a period of (five) 5 years from the date of the termination or expiration of this Agreement; however, the obligation shall not cease for any reason prior to the end of the first (ten) 10 years after the signing of the Agreement.

                  The Distributor assumes the responsibility, liability and obligations that its employees and any Sub-Distributor and its employees shall preserve the secrecy of trade secrets with respect to third parties.

10.2          Trademarks

                  Trademarks, Tradenames and Copyrights used by the Distributor for the Product shall be the property of the Company, and the Distributor agrees to use only such Trademarks, Tradenames and Copyrights as indicated and approved in writing by the Company. It is agreed that the Company's registered trademark of the Product, Interferon Alfanative(R), Omniferon(TM) or Multiferon(TM) may be used in Taiwan, provided a registration of these trademarks will be obtainable and maintained.

                  The Distributor shall not, without the Company's prior written consent, use the Company's corporate name, telegraphic address, graphic or other trademarks, whether during the maintenance of or after the termination of this Agreement.

                  The Distributor shall not register or attempt to register for any purpose any trade-mark, tradename, copyright, name, title or expression of the Company as used on the Product or any other trademark or any tradename which is similar thereto.

                  Electronic emails may be considered adequate consent if originated at the Company's premises.

                  The Company shall not be liable to compensate the Distributor for any claims, expenses, costs, losses or damages the Distributor may suffer as a result of the infringement of any third party intellectual property rights in connection with the transactions contemplated hereunder.

10.3          Assignment

                  The Company shall have the right to assign this Agreement, upon written notice to Distributor but without the prior consent of Distributor, to:

                  a)  any of its Affiliated Companies; or

                  b) its successors in interest as a result of a statutory merger or consolidation; or

                  c) a company acquiring all or substantially all of the Company's business and assets including the part concerned by this Agreement.

                  The Company reserves the right to terminate this Agreement whenever the control of the Distributor's company passes over to another party than the party controlling it at the time of signature of this present Agreement. Exhibit F lists the current stockholders of the Distributor and its affiliates.

10.4          Force Majeure

                  If due performance of this Agreement by either party is affected in whole or in part by reason of any event, omission,

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                  accident, general shortage of commodities, legal circumstances or other matter beyond the reasonable control of such party, it shall give prompt notice thereof to the other party and shall be under no liability for any loss, damage, injury or expense suffered by the other party for this reason. Both parties shall use all reasonable efforts to avoid or overcome the causes affecting performance and the party whose performance is affected by such force majeure shall fulfill all outstanding obligations as soon as possible.

10.5          Warranties and Liability

10.5.1 The Company warrants to the Distributor that the Product delivered hereunder shall comply with the specification set forth in the Product License and consistent with Exhibit C.

                  a) If the parties agree that a certain lot of the Product supplied hereunder fails to meet said specification or is otherwise defective or if such lot is recognized as defective by an independent laboratory as provided for hereafter in this section, and unless otherwise mutually agreed upon, the Distributor shall send such lot back to the Company and the Company shall replace it at its own expense, including the freight back, with a new lot of the Product conforming with said specification. The Distributor shall have no other remedies against the Company for defects in the Product.

                  b) If the parties fail to agree that a certain lot of the Product supplied hereunder meets said specification, Distributor may request an expert appraisal by an independent laboratory, not associated with any of the parties hereto, to determine whether the Product complies with said specification. Should the Company disagree with regard to the choice of laboratory, the Company has the right to request that the laboratory is appointed by the International Chamber of Commerce provided that the Company informs the Distributor within two weeks after having been informed by the Distributor about its choice of laboratory, that the Company requests that the appraisal shall be carried out by a laboratory appointed by the Chamber. The report of the laboratory shall be conclusive and binding on the parties hereto. All expenses related to such appraisal shall be borne by the party, whose opinion of which has been found not to be correct.

                      No other warranties, expressed or implied, including, without limitation, merchantability or fitness for a particular purpose, are made or will be deemed to have been made by the Company regarding the Products, except to the extent expressly stated herein. Neither the Distributor, nor any of its employees, agents or representatives is authorized to give any warranties or make any representations on behalf of the Company. In no event shall the Company be held liable for any lost profits or any other incidental or consequential damages in connection with any claims arising out of or related to any products supplied by the Company to the Distributor.

10.5.2 The Distributor shall indemnify and hold the Company harmless from and against any and all liability, damage, loss, cost or expense arising out of or resulting from any claims made or suits brought against the Company or the Distributor, which arise out of or result from the Distributor's negligent act or omission in the marketing, selling or distribution of the Product.

10.5.3 The Distributor has, and shall at all times during the term of this Agreement and for a period of two years thereafter, have full insurance coverage with reputable and sound insurance covering all and any risks, including (without limitation) any liabilities to third parties and the public (including without limitation product liability). The Company will have the right to review the insurance policies in order to make sure the Distributor's insurance coverage is sufficient.

10.5.4 The Company represents that it will add the Distributor as a Named Insured on its current International Liability Insurance Policy held with MedMarc Casualty and Insurance Company under Policy Number 00FL020010 within 30 days from the date of execution of this agreement.

10.5.5        Compliance with Applicable Laws

                  The Distributor agrees that it will, on its own comply with all laws, statutes and ordinance in the Territory relating to the import and sale of the Product and agrees to indemnify and hold the Company harmless in the event that any claim is made against it by reason of the Distributor's failure to so comply. In particular, the Distributor agrees to comply with all safety laws and regulations in the Territory relating to the Product and the Company agrees to provide all necessary information and assistance to the Distributor to enable it to so comply.

10.6          Taxes

                  The Distributor shall pay all excise or sales taxes that may be required to be paid by the Company or the Distributor by any statute, ordinance or regulation of any taxation authority. In the event that the Company is required to or does pay any of such taxes, the Distributor, upon being informed of such payment, shall at once repay the amount thereof to the Company. The Distributor, unless prohibited by any such statute, ordinance or regulation, shall have the right to require any dealer or Sub-Distributor handling such goods to pay any such excise or sales taxes on the goods so handled by him.

11.           DURATION AND TERMINATION


11.1          Duration

                  This Agreement shall have immediate force and effect and shall remain in effect until the completion of the Fifth Period described in Paragraph 5.1 of this Agreement and shall continue thereafter for an additional three (3) year term and continue thereafter for two automatic three (3) year terms unless and until terminated by either party giving to the other six (6) months notice in writing prior to the end of the Initial Term or any Subsequent Term.

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




11.2          Termination

11.2.1        Failure to Fulfill Obligations or to Obtain or Maintain PL

                  This Agreement may be terminated with three (3) months written notice forthwith by either party if the other party fails to fulfill any of its obligations under this Agreement and such default is not remedied within thirty (30) days of the date on which a written notice thereof has been dispatched to the defaulting party or if the Distributor fails to obtain or maintain the PL as set forth in Article 6, Medical Registration.

11.2.2        Termination for Bankruptcy or Insolvency

                  This Agreement may be terminated immediately in the event that either party is declared insolvent, is adjudged bankrupt or files a petition for bankruptcy or re-organization under any bankruptcy law, is expropriated or sequestrated or submits or has to submit to any other administrative or judicial measures of control.

                  Insolvency is defined to mean the inability to pay debts, as they become due and the excess of liabilities over assets.

11.2.3        Termination for Loss of License to Sell Product

                  The Company shall have a right to terminate this Agreement with immediate effect should the Company's license to sell the Product be withdrawn.

11.3          Effect of Termination

                  On the termination of this agreement, the Distributor shall return, without delay, all registration and permission documents to the Company together with all formulas, manufacturing procedures and other confidential documentation which the Distributor has obtained from the Company. The Distributor agrees that it shall not make any further use of this documentation. The Company shall have the option to repurchase any paid unsold Product at prices paid by the Distributor to the Company.

11.4          Notice of Termination

                  Provided that notice of termination has been dispatched by registered letter, the notice shall be considered to have been received by the addressee four days after the letter was so dispatched.

11.5     Exclusive and Non-Exclusive Distribution Rights

                  In the event Distributor fails to achieve one-half (50%) of the sales figures set forth under "Performance Standards" in paragraph 5.1, then the exclusive distribution rights as set forth herein may be cancelled in the Company's sole discretion. If the exclusive rights are so cancelled, then Distributor shall have non-exclusive distribution rights within the Territory. Distributor shall remain the exclusive distributor within the Territory during the term of this agreement and any renewal thereof in the event Distributor has generated one-half or more of the sales figures set forth under Performance Standards in paragraph 5.1. This provision shall not apply during the first 18 months of the term of this Agreement and sales shall be calculated on a 12-month basis thereafter.

11.6          Termination Compensation

                  Neither party hereto shall be liable to the other for any termination compensation whether based on goodwill, loss of income or otherwise.

12.           FINAL PROVISIONS

12.1          Governing Law

                  This Agreement shall be governed by the laws of the U.K..

12.2          Language

                  The English text of this Agreement shall prevail.

12.3          Arbitration

                  Any dispute in connection with this agreement shall be finally settled by arbitration in accordance with the Rules of the Arbitration Act of the International Chamber of Commerce and the settlement will take place in Edinburgh, Scotland and be conducted in the English language.

12.4          Modifications

                  All modifications and amendments to this Agreement shall be in writing.

12.5.         Notices and Communications

                  All notices in connection with this Agreement shall be in writing and be in the English language, as shall all other written communications and correspondence, and may be given by personal delivery, prepaid registered airmail letter, telecopier, or telegram addressed to the Party required or entitled to receive the same at its address or telefax number set out below, or to such other address or telefax number as such Party shall have designated by like notice to the other Party. Notice of termination of this Agreement if given by telecopier or telegram shall be confirmed by prepaid registered airmail letter dated and posted within 24 hours. The effective date of any notice if served by personal delivery, telecopier, or telegram shall be deemed the first business day in the city of destination following the dispatch and if given by prepaid registered airmail letter only, it shall be deemed served seven days after the date of posting.

12.6          Exhibits

                  All Exhibits attached hereto shall be made a part of this Agreement.

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12.7          No Waiver

                  The omission by either Party to exercise any right hereunder shall not constitute a waiver thereof and shall not prevent the subsequent enforcement of that right and shall not be deemed to be a waiver of any subsequent right.

  12.8        Survival of Provisions

                  The provisions of this Agreement shall survive its termination for so long as may be necessary to give efficacy thereto.

  12.9        Entire Agreement

                  This Agreement, which includes the Exhibits attached hereto, contains the entire understanding and supersedes all prior agreements of the parties with respect to the transactions contemplated hereby. There are no agreements, promises, warranties, covenants or understandings other than those expressly set forth herein.

  12.10       Invalidity

                  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year indicated below.

VIRAGEN (EUROPE) LTD.                            TRADEWAY INCORPORATED


By: /s/ Gerald Smith, Chairman                   By: /s/ Ian Huang, Coo
    --------------------------                       ------------------
(Name and Title)                                     (Name and Title)



Print: Gerald Smith                              Print: Ian Huang
Date: October 25, 2001                           Date: October 30, 2001





VIRAGEN (SCOTLAND) LTD.



By: /s/ Gerald Smith, Chairman
    ------------------------------------
(Name and Title)



Print: Gerald Smith    Date: October 25, 2001


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